December 8, 2023

Philip Himmelstein

Re: Promotion

Dear Philip,

We are truly appreciative of all your hard work and dedication to the business and are extremely pleased to offer you a position change commencing on January 1, 2024 to Interim Chief Finance Officer at a rate of $260,000 less applicable payroll deductions, paid bi-monthly minus required taxes, and applicable withholdings.

We are excited for you to take on this new role and are here to support you fully along the journey.

As part of this role transition, your guaranteed 2023 Annual incentive Bonus Award, payable next year will be updated to the following:

•Your Guaranteed 2023 Annual Incentive Bonus Payout is being increased to $195,000.00 gross, to be paid out on or about April 1, 2024, minus applicable taxes and deductions.
•Payment of this Annual Incentive Bonus is contingent upon continuous employment and being actively employed on the date this bonus is paid out.

Additionally, your special one-time Long Term Incentive award is being updated as follows:
•You will receive an additional 400,000 shares, providing you with an updated award of 600,000 total shares of which 360,000 are floating shares and 240,000 are fixed shares.
•These additional shares will vest on July 1, 2024.
•A formal Restricted Stock Award Agreement will follow which contains more detailed information.

Please sign below indicating your acceptance of the terms and conditions of this offer and return to me.

If you have any questions, please don’t hesitate to contact me, and Congratulations!

Best regards,

/s/ Lisa Collie

Lisa Collie
VP of Human Resources
Acreage Holdings, Inc.

By signing below, I understand and accept the terms and conditions of this offer.
__/s/ Philip Himmelstein______________________    _
SIGNATURE

___12/8/2023__________________________________
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